Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Clover Health Investments, Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share
	–Reserved for future issuance under the Clover Health Investments, Corp. 2020 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	26,637,437(2)	$1.01(3)	$26,903,811	$110.20	$2,965
	–Reserved for future issuance under the Clover Health Investments, Corp. 2020 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	3,839,987(4)	$0.86(5)	$3,302,389	$110.20	$364
Total Offering Amounts					$30,206,200		$3,329
Total Fee Offsets							$0
Net Fee Due							$3,329

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock of Clover Health Investments, Corp. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents 26,637,437 additional shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) on January 1, 2023, pursuant to an annual “evergreen” increase provision contained in the 2020 Plan.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $1.01 was computed by averaging the high and low prices of a share of the Registrant’s Class A common stock as reported on The Nasdaq Global Market on March 7, 2023.

(4)
Represents 3,839,987 additional shares of the Registrant’s Class A common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2023, pursuant to an annual “evergreen” increase provision contained in the ESPP.

(5)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $1.01, which was computed by averaging the high and low prices of a share of the Registrant’s Class A common stock as reported on The Nasdaq Global Market on March 7, 2023. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources